EXHIBIT 99.1

For Release-4/19/05
Contact: Shannan Guthrie
717/ 354-3612 or sbguthrie@bbnb.com

PennRock Announces First Quarter Earnings

Blue Ball, PA: PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A. and PennRock Insurance Group, Inc. reports net income for the first quarter of 2005 of $3.7 million or $.47 diluted earnings per share, as compared with $4.1 million or $.53 diluted earnings per share for the first quarter of 2004.

Assets totaled $1.2 billion as of March 31, 2005, an increase of $108.3 million or 10% from $1.1 billion from March 31, 2004. Total loans grew $114.6 million or 16%. Loan growth was funded by an increase in deposits of $37.2 million, an increase in borrowed funds of $66.3 million and a decrease in securities available for sale of $22.7 million.

“Our significant increase in loans should have a positive impact on future earnings,” said Melvin Pankuch, Executive Vice President and Chief Executive Officer of PennRock. “We are working diligently to successfully complete the affiliation with CommunityBanks, Inc., while simultaneously continuing our existing operations. The combined organization will present new opportunities and benefits to the shareholders and customers.”

Total non-performing loans increased from $571,000 as of March 31, 2004 to $2.6 million as of March 31, 2005. This increase is the result of one large commercial real estate loan being placed on non-accrual status in the first quarter of 2005. The ratio of non-performing loans to total loans increased from .15% last year to .30% this year. PennRock recorded no provision for loan losses in the first quarter of 2005 compared with $398,000 in the first quarter of 2004.

Interest income increased $2.0 million from $13.3 million in the first quarter of 2004 to $15.3 million in 2005, while interest expenses increased $1.4, from $4.3 million to $5.7 million. The net interest margin, which is the ratio of net interest income to average interest earning assets, was 3.60% in the first quarter of 2005, a decline of 16 basis points from 3.76% in 2004.

Non-interest income, excluding gains and losses on investment securities, decreased from $3.4 million for the first quarter of 2004 to $2.7 million in 2005. Most of the decline was due to a decrease in financial services revenue and income from mortgage banking activities.

Non-interest expenses increased $420,000 or 6% from the first quarter of 2004. This increase is attributable to increases in salaries and benefits and Sarbanes-Oxley Section 404 compliance. Employee benefit insurance costs were $82,000 higher in the first quarter of 2005 compared with the first quarter of 2004 while audit related costs were $187,000 higher.

In November 2004, PennRock and CommunityBanks, Inc. (Community) announced their intention to combine organizations and operate under Community’s charter. Consummation is expected for mid-year 2005, after which the combined organization will represent the 8th largest financial institution headquartered in Pennsylvania, with over $3 billion in consolidated assets. The combined franchise will included 69 banking offices in 11 counties throughout Pennsylvania and upper Maryland, and will have a dramatic presence in the Harrisburg, Lancaster, Berks and York regions. The merger has received approval from various banking regulators and is in the process of meeting the necessary requirements and approvals from shareholders of both organizations.

PennRock Financial Services Corp., headquartered in Blue Ball, PA is a bank holding company with $1.2 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 19 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment management & trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

This press release contains “forward-looking statements” concerning future events. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we must inform you that a variety of factors could cause PennRock Financial Services Corp., Blue Ball National Bank, and other affiliated companies’ actual results and experiences to differ materially from the anticipated results or other expectations expressed in these forward looking statements. Our ability to predict the result or the effect of future plans and strategies is inherently uncertain. Actual results could differ materially due to market conditions, increased competition, legislative or regulatory changes, acquisition related synergies and integration issues, and other risks and uncertainties as discussed in reports we have filed with the SEC. We caution you not to place undue reliance on these forward-looking statements. We are under no obligation to publicly revise or update these statements.

PennRock Financial Services Corp.
Consolidated Balance Sheets

In thousands, except share and per share data
	March 31,
ASSETS	2005	2004
Cash and due from banks	25,372	$23,037
Short-term investments	5,807	4,629
Mortgages held for sale	2,862	3,520
Securities available for sale (at fair value)	268,800	291,494
Loans	824,288	709,648
Allowance for loan losses	(9,008)	(8,949)

Net loans	815,280	700,699
Premises and equipment	17,104	16,386
Accrued interest receivable	3,578	3,033
Bank owned life insurance	28,751	27,856
Other assets	39,385	28,031

Total assets	$1,206,939	$1,098,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$154,965	$146,484
Interest bearing	691,194	662,456

Total deposits	846,159	808,940
Short-term borrowings	114,206	72,916
Long-term debt	127,000	102,000
Accrued interest payable	3,125	2,339
Other liabilities	10,889	11,517

Total liabilities	1,101,379	997,712
Stockholders’ Equity:
Common stock, par value $2.50 per share; authorized
20,000 shares; issued – 7,718,543 shares	19,296	19,296
Surplus	54,798	53,677
Accumulated other comprehensive loss, net of tax	(3,549)	(918)
Retained earnings	35,160	30,740
Treasury stock at cost (17,723 and 81,255 shares)	(145)	(1,822)

Total stockholders’ equity	105,560	100,973

Total liabilities and stockholders’ equity	$1,206,939	$1,098,685

PennRock Financial Services Corp.
Consolidated Statements of Income

In thousands except share and per share data:	For the Three Months Ended
	March 31,
	2005	2004
Interest income:
Interest and fees on loans	$12,422	$10,566
Securities available for sale	2,801	2,741
Other	63	28

Total interest income	15,286	13,335
Interest expense:
Deposits	3,480	2,803
Short-term borrowings	919	286
Long-term debt	1,328	1,223

Total interest expense	5,727	4,312

Net interest income	9,559	9,023
Provision for loan losses		398
Non-interest income:
Service charges on deposit accounts	799	808
Other service charges	106	92
Financial services	1,058	1,379
Gains (losses) on sales of securities	240	640
Mortgage banking	118	243
Increase in surrender value of bank
owned life insurance	226	261
Other	417	627

Total non-interest income	2,964	4,050
Non-interest expense:
Salaries and benefits	4,953	4,861
Occupancy, net	591	496
Equipment depreciation and service	342	220
Other	1,994	1,883

Total non-interest expense	7,880	7,460

Income before income taxes	4,643	5,215
Income taxes	958	1,096

Net income	$3,685	$4,119

Per share information:
Basic earnings	$0.48	$0.54
Diluted earnings	0.47	0.53
Cash dividends	0.22	0.20
Weighted average number of shares
outstanding:
Basic	7,693,545	7,640,416
Diluted	7,778,940	7,755,301

PennRock Financial Services Corp.
Selected Consolidated Financial Information

In thousands except share and per share data	For the Three Months Ended
	March 31,
	2005	2004
Performance data:
Return on average assets	1.24%	1.49%
Return on average equity	14.32%	16.56%
Yield on interest earning assets	5.69%	5.45%
Cost of interest bearing liabilities	2.48%	2.02%
Net interest margin	3.60%	3.76%
Interest rate spread	3.22%	3.44%
Efficiency ratio	60.23%	56.84%
	As of March 31,

	2005	2004

Equity data:
Book value per share	$13.71	$13.22
Market value per share	34.92	28.40
Total equity to average assets	8.97%	8.94%
Tier 1 capital to risk-weighted assets	10.57%	10.97%
Total capital to risk-weighted assets	11.55%	12.07%
Asset quality:
Non-accrual loans	$2,395	$819
Loans accruing but 90 days past due
as to principal or interest	88	217

Total non-performing loans	2,483	1,036
Other real estate owned	69	12

Total non-performing assets	$2,552	$1,048

Non-performing loans to total loans	0.30%	0.15%
Allowance for loan losses to
non-performing loans	362.79%	863.80%
Allowance for loan losses:
Balance, beginning of year	$9,007	$8,643
Provision charged to expense		398
Total loans charged off	(68)	(107)
Recoveries	68	15

Balance, end of quarter	$9,007	$8,949

Allowance for loan losses to period-end loans	1.09%	1.26%

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